Exhibit 16

October 9, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by MedAssets, Inc. (the “Company”) (copy attached), included in the section “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in the Registration Statement of MedAssets, Inc. on Form S-1/A, which we understand will be filed with the Securities and Exchange Commission on or about October 9, 2007. We agree with the statements concerning our Firm in such section of the Form S-1/A, however, we have no basis for commenting as to whether the remediation efforts described therein, surrounding the material weaknesses noted therein, occurred.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia